	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP INC. ANNOUNCES THE
APPOINTMENT OF TWO NEW BOARD MEMBERS

SEGUIN, Texas, August 6, 2015 -- Alamo Group Inc.’s (NYSE: ALG) Board of Directors are pleased to announce the appointment of two new independent directors to its Board, Eric Etchart and Bob Bauer. Concurrent with these appointments Alamo Group has expanded its Board from seven to nine members. These additions are being made in response to the anticipated retirement of two existing directors, Jim Skaggs and Jerry Goldress, both of whom have expressed their interest in retiring prior to the end of the year.

Mr. Etchart, 59,was President and General Manager of the Manitowoc Crane Group until January 2015 at which time he joined the corporate group as Senior Vice President of business development of the Manitowoc Company, Inc. (NYSE: MTW). He has been with Manitowoc since 2001 when it acquired the Potain Group whom he had served with since 1995. Mr. Etchart has over 30 years’ experience with global manufacturing companies. In addition he serves as an independent director of Graco Inc.

Mr. Bauer, 56, is President, CEO and a director at L. B. Foster Company (NASDAQ: FSTR). He has been with L. B. Foster since 2012 and prior to that was with Emerson Electric for 18 years. Mr. Bauer has been involved in all aspects of international manufacturing companies for over 30 years.

Jim Skaggs, Chairman of the Board of Alamo Group, commented, “We are delighted to have both Eric and Bob join the Board of Alamo. They bring a wealth of experience in working with global manufacturing companies like ours. Both have had a broad range of responsibilities. Eric in particular brings a strong international background and Bob has extensive operational experience. We believe their broad skill set will contribute to Alamo’s ongoing development.”

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ALAMO GROUP INC. ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER            PAGE 2

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,100 employees and operates 25 plants in North America, Europe, Australia and Brazil as of June 30, 2015. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.
Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.